Exhibit 99.2

August 28, 2014

Board of Directors
Symmetry Medical, Inc.
3724 North State Road 15
Warsaw, IN 46582

Pursuant to and subject to the provisions of Section 1(b) of the engagement letter (the “Engagement Letter”) by and between Stifel, Nicolaus & Company, Incorporated (“Stifel”) and Symmetry Medical Inc. (the “Company”), Stifel hereby consents to the inclusion of its Opinion (as defined in the Engagement Letter) in the proxy statement to be filed on Form S-4 in connection with the merger of TecoSym Inc. with and into the Company pursuant to the Agreement and Plan of Merger among the Company, Tecostar Holdings, Inc., Tecomet, Inc. and TecoSym Inc., dated August 4, 2014.

Very truly yours,

STIFEL, NICOLAUS & COMPANY, INCORPORATED

787 7th Avenue, 11th Floor | New York, New York 10019 | (212) 847-6680

Stifel, Nicolaus & Company, Incorporated | Member SIPC & NYSE | www.Stifel.com